Exhibit 1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

For immediate release

27 May 2025

British American Tobacco p.l.c.

Response to Recent Speculation

British American Tobacco p.l.c. (BAT) notes the recent speculation relating to a potential disposal of part of its shareholding in ITC Limited (ITC). BAT confirms that it is evaluating a possible disposal of a small part of BAT’s shareholding in ITC by means of an on-market trade. There can be no certainty that any such transaction will proceed, nor can there be any certainty as to the terms of any potential transaction. A further announcement will be made if and when appropriate.

This announcement is being made on behalf of British American Tobacco p.l.c. by Caroline Ferland, Company Secretary.

ENQUIRIES

Press Office +44 (0) 20 7845 2888 (24 hours) | @BATPress	Investor Relations Victoria Buxton IR_team@bat.com

NOTES TO EDITORS

Further information

This announcement contains inside information in relation to British American Tobacco p.l.c. for the purposes of Article 7 of the Market Abuse Regulation.

The securities referred to herein will not be, and have not been, registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About BAT

BAT is a leading global multi-category consumer goods business. Underpinned by world-leading science and R&D, our purpose is to create A Better Tomorrow™ by Building a Smokeless World where, ultimately, cigarettes have become a thing of the past. BAT’s purpose is backed by Omni™, an evidence-based manifesto for change which captures its commitment and progress.

BAT employs more than 48,000 people and, in 2024, generated revenue of £25.9bn, with an adjusted profit from operations of £11.9bn.

BAT’s aim is to have 50 million adult consumers of its Smokeless products by 2030 and generate 50% of its revenue from Smokeless products by 2035. BAT’s portfolio is made up of a growing range of nicotine and smokeless tobacco products which include its Vapour brand Vuse; Heated Product brand glo; and Velo, its Modern Oral (nicotine pouch) brand. After only a decade of investment in these products, the Group has delivered New Category revenue of £3.4bn in 2024, with strong progress in profitability. BAT’s portfolio reflects our commitment to meeting the evolving and varied preferences of today’s adult consumers.

BAT is also reducing the use of natural resources, improving livelihoods, and delivering on its climate goals to be Net Zero across its value chain by 2050. BAT received a Triple A rating from CDP in 2024 for its disclosures on Climate Change, Water Security, and Forests, showcasing its commitment to environmental transparency and action.

Forward-looking statements

This release contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook", "target" and similar expressions. These include statements regarding our customer target ambition, New Categories revenue targets and our ESG targets.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary Statement” and "Group Principal Risks " in the 2024 Annual Report and Form 20-F of British American Tobacco p.l.c. (BAT).

Additional information concerning these and other factors can be found in BAT's filings with the U.S. Securities and Exchange Commission ("SEC"), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, http://www.sec.gov and BAT’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.